Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 October 5, 2007

Performance Securities with Contingent Protection
Strategic Alternatives to Indexing
Barclays Bank PLC Securities linked to an Emerging Asia Index Basket due October 31, 2012

Investment Description

Performance Securities with Contingent Protection (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the performance of a weighted basket (the “basket”) of three Emerging Asia indices (the “Basket Indices”). The amount you receive at maturity is based on the return of the basket and, in certain circumstances, on whether the level of the basket has closed below a specified Trigger Level on any trading day during the Observation Period. If the Basket Return is positive or zero, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Basket Return multiplied by a Participation Rate, expected to be between 110% and 120% (to be determined on the trade date). If the Basket Return is negative and the basket has not closed below the Trigger Level on any trading day during the Observation Period, you will receive your principal. If the Basket Return is negative and the basket closed below the basket Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to the decline in the basket, and you could lose some or all of your investment. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal.

Features	Key Dates[1]

❑  Enhanced Growth Potential: The Securities provide the opportunity to receive enhanced equity returns by multiplying the positive Basket Return by the Participation Rate. The Securities are not subject to a maximum gain.

❑  Partial Protection of Principal: Payment at maturity of the principal amount of your Securities is protected, so long as the basket does not close below the Trigger Level on any single trading day during the Observation Period. If the basket closes below the Trigger Level on any trading day during the Observation Period, your Securities will be fully exposed to any decline in the basket on the final valuation date, and you could lose some or all of your investment.

Trade Date:	October 26, 2007
Settlement Date:	October 31, 2007
Final Valuation Date:	October 26, 2012
Maturity Date[2]:	October 31, 2012
CUSIP:	06739H 677
ISIN:	US06739H6779

1	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Protection linked to an Emerging Asia Index Basket. The Securities are linked to a basket of indices consisting of the Hang Seng China Enterprises IndexTM, the Kospi 200 Index and the Thai SET05 Index (the “basket”). The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the basket. The Securities are offered at a minimum investment of $1,000.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007 and the prospectus supplement dated September 4, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	100%	3.5%	9.65%
Total	$	$	$

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this free writing prospectus together with the prospectus dated, as supplemented by the prospectus supplement dated relating to our Medium-Term Notes, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Performance Securities with Partial Protection Linked to a Global Index Basket that are offered hereby, unless the context otherwise requires.

®     Prospectus supplement dated and September 4, 2007 and prospectus dated August 31, 2007:
http://www.sec.gov/Archives/edgar/data//312070/000119312507194615/d424b3.htm

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

®  You have a moderate to high risk tolerance.

®  You seek exposure to the economies of Hong Kong, Korea and Thailand and you believe the basket will appreciate over the term of the Securities.

®  You seek an investment with a return linked to the performance of the basket.

®  You are willing to expose your principal to the full downside performance of the basket if the basket closes below the Trigger Level on any single trading day during the Observation Period.

®  You are willing to forego dividends paid on the stocks included in the basket in exchange for enhanced returns if the basket appreciates and contingent protection if the basket declines. You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the trade date).

®  You do not seek current income from this investment. You are willing to hold the Securities to maturity.

®  You are willing to invest in the Securities based on the range indicated for the participation rate.

®  You do not seek an investment with exposure to the economies of the Hong Kong, Korea or Thailand.

®  You do not believe the basket will appreciate over the term of the Securities.

®  You are unable or unwilling to hold the Securities to maturity. You seek an investment that is 100% principal protected.

®  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®  You seek current income from your investments.

®  You seek an investment for which there will be an active secondary market.

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Indicative Terms[1]	Determining Payment at Maturity
Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Note
Term:	5 years
Basket[3]:	The Securities are linked to a Basket consisting of
the Hang Seng China Enterprises IndexTM, the
KOSPI 200 Index and the SET50 Index (each a
“Basket Index” or collectively the “Basket
Indices”).
Basket	Hang Seng China Enterprises IndexTM	33.34%
Weightings:	KOSPI 200 Index	33.33%
	SET50 Index	33.33%
Participation	110% to 120%. The actual participation rate
Rate:	will be determined on the trade date.
Payment at	If the Basket Return is positive, you will receive:
Maturity	$10 + [$10 x Basket Return x
(per $10):	Participation Rate]
If the basket return is 0% you will receive the
principal amount of your Securities at maturity.
If the Basket Return is negative and the
Basket Level never closed below the Trigger
Level on any trading day during the
Observation Period, you will receive the princi-
pal amount of your Securities at maturity.
If the Basket Return is negative and the
Basket Level closed below the Trigger Level
on any trading day during the Observation
	Period, you will receive the principal amount of your Securities minus by the amount of the neg- ative Basket Return at maturity:		You will receive your principal less an amount reflect- ing the decline of the basket: $10 + ($10 x Basket Return)	Your Securities are not fully principal protected. If the basket closes below the Trigger Level on any day during the Observation Period, your principal is fully exposed to any decline in the basket.
$10 + [$10 x Basket Return]
Basket Return:	Basket Ending Level–Basket Starting Level Basket Starting Level

Basket Starting
Level or Initial	Set equal to 100 on the trade date.
Basket Level[4]:
Basket Ending Level or Final[5] Basket Level:	The Basket Ending Level will be calculated on the final valuation date, as follows:

	100 x [1+ (Hang Seng China Enterprises IndexTM Return x 33.34%) + (the KOSPI 200 Index Return x 33.33%) + (the SET50 Index Return x 33.33%)],		1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2
The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or with- drawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the poten- tial negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

	where the return for each Basket Index is theperformance of the respective Basket Index, cal-culated as the percentage change from the respec-tive index closing level on the Trade Date to therespective Index Closing Level on the Final Valuation Date.		3
For a description of further adjustments that may affect one or more Basket Indices or the Basket, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

			4	The term “initial basket level”, as defined in the prospectus supplement.
Observation Period:	The period starting on the Trade Date and ending on, and including, the Final Valuation Date.
			5	The term “final basket level”, as defined in the prospectus supplement.
Trigger Level:	50% of Basket Starting Level.
Calculation Agent:	Barclays Bank PLC

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Hypothetical Examples and Return Table of the Securities at Maturity

Basket		Trigger Event does Not Occur		Trigger Event Occurs
		Payment at	Securities Total	Payment at	Securities Total
Basket Level	Basket Return	Maturity	Return at Maturity	Maturity	Return at Maturity
200	100%	$21.50	115.00%	$21.50	115.00%
190	90%	$20.35	103.50%	$20.35	103.50%
180	80%	$19.20	92.00%	$19.20	92.00%
170	70%	$18.05	80.50%	$18.05	80.50%
160	60%	$16.90	69.00%	$16.90	69.00%
150	50%	$15.75	57.50%	$15.75	57.50%
140	40%	$14.60	46.00%	$14.60	46.00%
130	30%	$13.45	34.50%	$13.45	34.50%
120	20%	$12.30	23.00%	$12.30	23.00%
110	10%	$11.15	11.50%	$11.15	11.50%
100	0%	$10.00	0.00%	$10.00	0.00%
90	-10%	$10.00	0.00%	$9.00	-10.00%
80	-20%	$10.00	0.00%	$8.00	-20.00%
70	-30%	$10.00	0.00%	$7.00	-30.00%
60	-40%	$10.00	0.00%	$6.00	-40.00%
50	-50%	$10.00	0.00%	$5.00	-50.00%
40	-60%	N/A	N/A	$4.00	-60.00%
30	-70%	N/A	N/A	$3.00	-70.00%
20	-80%	N/A	N/A	$2.00	-80.00%
10	-90%	N/A	N/A	$1.00	-90.00%

1	Basket Level does not close below the Trigger Level on any day during the Observation Period.

2	Basket Level closes below the Trigger Level on any day during the Observation Period.

3	The Basket Return excludes any cash dividend payment.

The following examples assume a principal amount per Note of $10, a Trigger Level of 50% and a participation rate of 115.00% (the midpoint of the range).

Example 1—The level of the basket increases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 110.

Because the Basket Ending Level of 110 is greater than the Basket Starting Level of 100, the investor receives a payment at maturity of $11.00 per $10.00 Security principal amount, representing a total return of 10% on the Securities.

$10 + ($10 x Basket Return x Participation Rate)
$10.00 + [$10.00 x (10% x 115%)] = $11.15

Example 2—The level of the basket decreases by 20% from a Basket Starting Level of 100 to a Basket Ending Level of 80 and the basket never closed below the Trigger Level of 50.

Because the Basket Ending Level of 80 is less that the Basket Starting Level of 100, the investor receives a payment at maturity of $10 per $10 principal amount of Securities.

Example 3: The level of the basket decreases by 20% from a Basket Starting Level of 100 to a Basket Ending Level of 80 and the basket closed below the Trigger Level of 50 on any day during the Observation Period.

Since the Basket Return is negative and the basket closed below the Trigger Level, principal protection is lost and the investor receives a payment at maturity of $8.00 per $10.00 Security principal amount, representing a total return of -20% on the Securities.

$10 + ($10 x Basket Return)
$10 + ($10 x -20%) = $10 - $2 = $8

If the basket closes below the Trigger Level on any day during the Observation Period, investors are fully exposed to any decline of the basket and could lose some or all of their principal at maturity.

What are the tax consequences of the Securities?

Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Basket. If your Securities are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index or in any of the component stocks underlying the applicable Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

®   Partial Principal Protection only in limited circumstances: Your principal will be protected only if the level of the basket never closes below the Trigger Level on any trading day during the Observation Period and the Securities are held to maturity.

®   Your Investment in the Securities May Result in a Loss: The Securities do not guarantee any return of principal if the level of the basket closes below the Trigger Level on any trading day during the Observation Period and the basket at the Final Valuation Date is below the Basket Starting Level. The return on the Securities at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be fully exposed to any decline in the basket and your contingent protection will be eliminated if the the level of the basket closes below the Trigger Level on any trading day during the Observation Period and the basket at the Final Valuation Date is below the Basket Starting Level.

®   Changes in the Level of the Basket Indices May Offset Each Other: The Securities are linked to a substantially equally-weighted basket composed of the Basket Indices. At a time when the level of one or more Basket Indices increases, the level of the other basket index or indices may not increase as much or may even decline. Therefore, in calculating the ending Basket Level, increases in the level of one or more of the basket indices may be moderated, or offset, by lesser increases or declines in the level of the other basket index or indices.

®   No Interest or Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

®   Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for each issue of the offered Securities described in this free writing prospectus is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

®   The Index Return for the Securities Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Basket Indices—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Hang Seng China Enterprises IndexTM, the KOSPI 200 Index and the Set-50 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

®   Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of $ per security to the principals, agents and dealers in connection with the distribution of the Securities.

®   Lack of Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

®   Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

®   Potentially inconsistent research, opinions or recommendations by Barclays—We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the basket indices to which the Securities are linked.

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®   Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the basket indices on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

®   the expected volatility of the basket indices;

®   the time to maturity of the Securities;

®   the market price and dividend rate on the component stocks underlying the basket indices;

®   interest and yield rates in the market generally and in the markets of the component stocks underlying the basket indices;

®   a variety of economic, financial, political, regulatory or judicial events;

®   the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in the basket indices are domiciled;

®   supply and demand for the Securities; and

®   our creditworthiness, including actual or anticipated downgrades in our credit ratings.

®   Non-U.S. Securities Markets Risks—The stocks included in the Basket Indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to these indices, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the Asian basket indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Asian basket indices may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

®   Risks Associated with Emerging Markets—An investment in the notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Historical Basket Performances

The graph below illustrates the historical performance of the Basket from January 4, 2002 to September 21, 2007 as if the basket starting level was 100 and index weightings were as per the Indicative Terms on September 21, 2007. Historical levels of the basket should not be taken as an indication of future performance.

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Hang Seng China Enterprises IndexTM

All information relating to the Hang Seng China Enterprises Index™ (the “China Enterprises Index”) set forth in this index supplement reflects the policies of, and is subject to change by, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank. The China Enterprises Index is calculated, maintained and published by HSI Services Limited and was first calculated and published on August 8, 1994. The China Enterprises Index is reported by Bloomberg under the ticker symbol “HSCEI <Index>”.

The China Enterprises Index was launched on August 8, 1994 to track the performance of all the Hong Kong listed H-shares of Chinese enterprises, one year after the first H-share company was listed on the Stock Exchange of Hong Kong Limited (the “SEHK”). For more information about the SEHK, see “Equity Indices—FTSE/Xinhua China 25 Index™—Stock Exchange of Hong Kong Limited” in this index supplement. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the China Enterprises Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the China Enterprises Index comprise only those H-share companies which are included in the 200-stock HSCI. The China Enterprises Index had a base index of 1,000 at launch, but with the launch of the HSCI Series on October 3, 2001, the China Enterprises Index was rebased with a value of 2,000 as at January 3, 2000 to align with the HSCI Series. The China Enterprises Index is reviewed semi-annually together with the HSCI Series. H-share companies joining or leaving the HSCI are automatically included or excluded from the China Enterprises Index.

To be included in the HSCI and to thus be eligible for inclusion in the China Enterprises Index, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong (the “SEHK”). Stocks whose issuer has a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, and preference shares, debt securities, or other derivatives are each ineligible.

A component stock is selected or removed from the HSCI semi-annually based on the following selection criteria and process:

®   Turnover Screening. Constituent stocks must not have more than 20 trading days without turnover in the past 12 months, excluding the days when the stock is suspended from trading (“Turnover Screening”). Stocks with less than one year listing history are counted on a pro-rata basis.

®   Removal. Constituent stocks will be removed if they fail the Turnover Screening or their 12-month average market capitalization ranks fall to the 240th position or below.

®   Addition. Constituent stocks will be included if they pass the Turnover Screening and their 12-month average market capitalization ranks rise to the 160th position or above.

HSCI, which aims to cover 90% of the market capitalization of stocks listed on the Main Board of the SEHK, is fixed at 200 constituents. The next highest ranking constituent stock(s) will be added or the next lowest ranking constituent stock(s) will be removed if the number of stocks that are removed and added to the HSCI are not the same.

Calculation Methodology. Since March 6, 2006, the China Enterprises Index has been calculated using a free float-adjusted market capitalization methodology. Prior to this date, the China Enterprises Index was calculated using a full market capitalization methodology. Under the current methodology, the following shareholdings are viewed as strategic in nature and excluded for index calculation purposes:

®   Strategic holdings. Shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings;

®   Directors’ holdings. Shares held by directors who individually control more than 5% of the shareholdings;

®   Cross-holdings. Shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

®   Lock-up shares. Shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the China Enterprises Index and is updated half-yearly.

Effective after the close of the SEHK on September 7, 2007, a cap of 15% on individual stock weightings is applied to address the issue of dominance, if any, of selected stocks in the index following the free float adjustment. (The cap factor has been decreased from 25% to 15% over a period of 12 months from September 2006 to September 2007.) A cap factor is calculated half-yearly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

Additional information on the China Enterprises Index is available on the following website: http://hsi.com.hk.

License Agreement

We have entered into a non-exclusive license agreement with HSI Services Limited and Hang Seng Data Services Limited whereby we, in exchange for a fee, are permitted to use the China Enterprises Index in connection with certain securities, including the notes. We are not affiliated with HSI Services Limited or Hang Seng Data Services Limited; the only relationship between HSI Services Limited and Hang Seng Data Services Limited, on the one hand, and us, on the other hand, is any licensing of the use of their indices and trademarks relating to those indices.

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The license agreement provides that the following language must be set forth herein:

The Hang Seng China Enterprises Index™ (the “China Enterprises Index”) is published and compiled by HSI Services Limited pursuant to a licence from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the China Enterprises Index by Barclays Bank PLC in connection with the notes, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE CHINA ENTERPRISES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE CHINA ENTERPRISES INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the China Enterprises Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE CHINA ENTERPRISES INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES

LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Information

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index™ based on the weekly closing levels of the Hang Seng China Enterprises Index™ from January 4, 2002 through September 21, 2007. The closing level on September 21, 2007 was 15693.66.

We obtained the closing levels of the Hang Seng China Enterprises Index™ below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Hang Seng China Enterprises Index™ should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Hang Seng China Enterprises Index™ will result in the return of any of your initial investment.

Hang Seng China Enterprises IndexTM Historical Performance
January 4, 2002 – September 21, 2007

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

KOSPI 200 Index

All information regarding the Korea Composite Stock Price Index 200 or KOSPI 200 (the “KOSPI 200”) set forth in this index supplement reflects the policies of, and is subject to change by, the Korea Exchange (the “KRX”), which was established on January 27, 2005 by the consolidation of three domestic exchanges: the Korea Stock Exchange, KOSDAQ Market and the Korea Futures Exchange. KOSPI 200 is calculated, maintained and published by the KRX. The KOSPI 200 is reported by Bloomberg under the ticker symbol “KOSPI2 <Index>”.

The KOSPI 200 is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 85% of the market capitalization of the Korean Exchange-Stock Market Division (the “KRX-Stock Market”). The constituent stocks are selected on a basis of the market value of the individual stocks, liquidity and their relative positions in their respective industry groups.

Composition of the KOSPI 200

Index Universe.

All common stocks listed on the KRX-Stock Market will be included in the selection process, except for the stocks which fall into one of the following categories:

®   stocks initially listed or relisted after May 1 of the year preceding the year of a regular realignment review date (as described below), subject to certain exceptions;

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®   stocks issued by securities investment companies;

®   stocks designated as administrative issues;

®   and stocks otherwise deemed unsuitable to be constituents of the

However, if the market capitalization of any newly issued stock exceeds 1% of the total market capitalization of the KRX-Stock Market, the stock will be included in the KOSPI 200 universe even if one year has not elapsed since listing.

Selection Criteria.

The stocks in the KOSPI 200 universe are first classified into the following eight industry sectors and the stocks in each industry sector are ranked according to market capitalization in descending order, from large to small: fisheries; mining; manufacturing; construction; electricity and gas services; post and communication; and finance.

The constituents from each of the non-manufacturing industry sectors are selected first as constituent stocks of KOSPI 200 in descending order of market capitalization until the accumulated market capitalization of the selected stocks reaches 70% of the total market capitalization of each industry sector. However, stocks whose annual trading volume is below 85% of the stocks within the same industry group are excluded and a stock that is next in market capitalization ranking, but which satisfies the trading volume criteria, is chosen instead. After making selections from the non-manufacturing industry sectors, the remaining constituent stocks are selected from the manufacturing industry sector in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of all stocks within the manufacturing sector.

Notwithstanding the above, a stock whose market capitalization is within the top 50 in terms of market capitalization may be included in the KOSPI 200 following a review by the KOSPI Maintenance Committee of, among other things, the influence that the industry group in which such stock is classified has on the KOSPI 200 and the liquidity of the relevant stock.

The constituents of the KOSPI 200 are realigned on regular realignment review dates which occur annually in June, based on predetermined rules that seek to maintain the consistency of the index. The regular realignment date is the trading day following the last trading day for June contracts in the futures and options markets. In addition to regular realignment, special realignment is possible between regular realignment dates in response to delisting, designation of an existing constituent of the KOSPI 200 as an administrative issue, certain corporate actions (e.g, mergers) and in certain other instances. When this occurs, stocks will be selected in ranking order from a replacement list by industry group chosen beforehand during regular realignment. In the event that the replacement list includes no stock for a specific industry, a stock is replenished from the manufacturing industry group.

Calculation Methodology

The KOSPI 200 is computed by multiplying (1) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (2) 100. The base date of the KOSPI 200 is January 3, 1990 with a base index of 100. Market capitalization is obtained by multiplying the number of listed common shares of a constituent stock by the price of the common shares.

Free Float Adjustments

On January 19, 2007, the KRX announced its plan to adopt free float adjustment for the calculation of KOSPI 200 in three phases:

®   From April 30 to June 14, 2007, KRX will publish the KOSPI 200 calculated by using the existing methodology as well as the half-float provisional KOSPI 200 calculated by excluding 50% of “non-free floats”.

®   From June 15 to December 13, 2007, KRX will replace the existing KOSPI 200 with the half-float KOSPI 200. Full float KOSPI 200 will be calculated on the day the periodic realignment of constituent stocks is carried out and published for market reference.

®   On December 14, 2007, KRX will replace the half-float KOSPI 200 with the full float KOSPI 200. Under the free float methodology, the following shareholdings are viewed as “non-free” and excluded for calculation:

®   shares owned by the government when the holding is greater than or equal to 5% of total shares;

®   shares owned by the largest shareholders and affiliated persons;

®   shares owned by employees (i.e., through the employees’ stock ownership plan);

®   treasury stocks; and

®   shares construed as non-free float by KRX.

Additional information on the KOSPI 200 is available on the following website: http://www.kse.or.kr/index.html

Korea Exchange-Stock Market Division

The KRX-Stock Market’s predecessor, the Daehan Stock Exchange, was established in 1956. The KRX-Stock Market is a typical order-driven market, where buy and sell orders compete for best prices. The KRX-Stock Market seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KRX-Stock Market uses electronic trading procedures, from order placement to trade confirmation. The KRX-Stock Market is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00

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a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KRX-Stock Market conducts pre-hours and after-hours sessions for block trading and basket trading.

On January 26, 2004, the KRX-Stock Market introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KRX-Stock Market caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55–9:00 a.m. (or 2:55–3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KRX-Stock Market delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KRX-Stock Market makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10–9:00 a.m. (or 2:50–3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KRX-Stock Market sets a limit on the range that the price of individual stocks can change during a day. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KRX-Stock Market may halt the trading of the stock. In such cases, the KRX-Stock Market requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KRX-Stock Market deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KRX-Stock Market introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

As a result of the foregoing, variations in the KOSPI 200 may be limited by suspension of trading of the constituent stocks of the KOSPI 200, individually or in the aggregate, which may in turn adversely affect the value of the notes.

License Agreement

We have entered into a non-exclusive license agreement with KRX whereby we, in exchange for a fee, are permitted to use the KOSPI 200 in connection with certain securities, including the notes. We are not affiliated with KRX; the only relationship between KRX and us is any licensing of the use of KRX’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“KOSPI” and “KOSPI 200” are trademarks/servicemarks of the Korea Exchange (the “KRX”) and have been licensed for use by Barclays Bank PLC.

The notes are not sponsored, endorsed, sold or promoted by KRX. KRX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the KOSPI 200 to track general stock market performance. KRX’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 which is determined, composed and calculated by KRX without regard to Barclays Bank PLC or the notes. KRX has no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the KOSPI 200. KRX is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the notes.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Historical Information

The following graph sets forth the historical performance of the KOSPI 200 Index based on the weekly closing levels of the KOSPI 200 Index from January 6, 2002 through September 23, 2007. The closing level on September 23, 2007 was 243.45.

We obtained the closing levels of the KOSPI 200 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the KOSPI 200 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the KOSPI 200 Index will result in the return of any of your initial investment.

KOSPI 200 Index Historical Performance January 6, 2002 – September 23, 2007 PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SET50 Index

The SET50 Index (the “SET50 Index”) is calculated by the Stock Exchange of Thailand (“SET”). To accommodate the issuing of index futures and options in the future, and to provide a benchmark of investment in The Stock Exchange of Thailand, the SET50 Index was launched. The SET50 Index is calculated from the stock prices of the top 50 companies in The SET in terms of large market capitalization, high liquidity and compliance with the requirement regarding the distribution of shares to minor shareholders. The calculation method used for the SET50 Index, is the same as that used for the SET Index which is a market capitalization weighted index. The base date used for the SET50 Index is August 16, 1995, which is when the index was established and set at 1,000 points. The base market value is continually adjusted to correspond to changes in the values of securities resulting from changes in the number of stocks due to various events; such as public offerings, exercised warrants and conversions of preferred to common shares.

The lists of component stocks in the SET50 Index are revised every 6 months in order to adjust for any unexpected changes that have occurred in the stock market such as new listings or public offerings. After these adjustments are made, stocks that meet the necessary qualifications are then selected to become part of the SET50 Index. Stock selection is conducted semi-annually between December 1 - 31 and June 1 - 30. During these two periods, The Stock Exchange of Thailand will select stocks based on its pre-stipulated criteria.

The revised stock lists for the SET50 will be announced to the general public as soon as the lists become available. The new SET50 Index will take effect on the first trading day in January and July of each year. For every revision, the Index calculations will treat stocks which have been withdrawn as a delisting case and stocks which have been added as a new listing case. Whenever a stock is removed from the index, a new stock will be added to replace it and to ensure the continuity of the index. Also, adjustments will be made whenever the market value of a component stock changes due to the conversion of convertible bonds, the exercising of warrants, or new shares are issued for capital increase of the component stock, etc.

SET has no formal license policy regarding use of the SET50 at this time. While we have notified SET of our intention to use the SET50 in connection with the Securities, we have not entered into a license agreement with SET for this, or any use. We are not affiliated with SET in any way. The Securities are not sponsored, endorsed, sold or promoted by SET. The trademarks, service marks or registered trademarks of the index sponsor are the property of their respective owners. SET does not: (i) make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities, (ii) have any obligation to take the needs of Barclays or the owners of the Securities into consideration in determining, composing or calculating the index, (iii) take responsibility for nor has it participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities may be converted if applicable, into cash; nor (iv) have any obligation or liability in connection with the administration, operation, marketing, sale or trading of the Securities.

SET DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SET50 OR ANY DATA INCLUDED THEREIN AND SET SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. SET MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SET50 OR ANY DATA INCLUDED THEREIN. SET MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SET50 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL SET HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Historical Information

The following graph sets forth the historical performance of the SET50 Index based on the weekly closing levels of the SET50 Index from January 4, 2002 through September 21, 2007. The closing level on September 21, 2007 was 604.7.

We obtained the closing levels of the SET50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the SET50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SET50 Index will result in the return of any of your initial investment.

SET50 Index Historical Performance January 4, 2002 – September 21, 2007 PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of the free writing prospectus, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We expect to deliver the Notes against payment on or about, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fifth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

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